For Immediate Release: Financial and Business Editor . . . May 16, 2005

The Bank Holdings Reports First Quarter Results

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, (NSB) today announced its results of operations for the quarter ended March 31, 2005. A substantial improvement in the Company’s net income to $177 thousand was reported for the period as compared to $5 thousand for the same period of 2004. The company experienced continued growth during the first quarter of 2005 as compared to the reported results for both March 31, and December 31, 2004. Since December 31, 2004, deposits have risen nearly 17% to $220 million, gross loans have increased over 8% to approximately $174 million, and total assets increased by approximately 4% to $256 million.

Hal Giomi, Chief Executive Officer stated, “This has been an exciting and rewarding quarter for us. The newly opened NSB division, “Silverado Bank” in Roseville, California, will allow us to rebuild prior relationships in northern California, it will expand our activities in another growing market, and it should make a substantial contribution to our profitable operations.” Mr. Giomi spent the ten years prior to joining NSB in the northern California market.

David Funk, President of Nevada Security Bank said “We’ve experienced great loan and deposit growth in our new markets, especially our northwest Reno branch, and we expect to see this trend continue in all of our locations through the rest of 2005.”

CURRENT ACTIVITIES
On March 18, 2005, the Bank opened its fourth branch office in Roseville, California which is separately branded as Silverado Bank. The Bank’s loan production office formerly located in Rancho Cordova, California was merged into this location.

FINANCIAL PERFORMANCE
On a quarterly basis, the unaudited consolidated earnings reported for the three months ended March 31, 2005 were $177 thousand as compared to $5 thousand for the same first quarter period of 2004. Each of these periods included gains on sales of investments, with $38 thousand of such gains for the quarter ended March 31, 2005 and $33 thousand of such gains for the same period of the prior year.

In the first quarter of 2005, net interest income before the provision for loan losses was $2.2 million, which represents a 69% increase from the $1.3 million reported for the same period in 2004. In addition, this represents a 29% increase in the Company’s net interest margin over the periods under review; to 3.61% as of March 31, 2005 from 2.79% as of March 31, 2004. These results reflect the redistribution of earning assets in the Company’s balance sheet from prior periods. The ratio of average gross loans to average total assets was 64.5%, 52.5% and 47.3% at March 31, 2005, December 31, 2004 and March 31, 2004, respectively.

Non-interest income was $146 thousand at March 31, 2005 as compared to $155 thousand for the same period in 2004. At March 31, 2005 non-interest expense was $1.9 million, as compared to $1.3 million for the same period of 2004.

At March 31, 2005 the Bank had four branches with full-time equivalent employees (FTE) of 48, while at the same date in 2004, the Bank had two branches and 38 FTE’s.

The provision for probable loan losses was $214 thousand for the three months ended March 31, 2005 as compared to $220 thousand for the same period of 2004. Further, the provision for undisbursed loan commitments was $57 thousand for the first quarter of 2005, as compared to $24 thousand for the same period of the prior year. The increase in the accompanying reserve was warranted by the 85% growth of off-balance sheet loan commitments, which were $64 million at March 31, 2005.

Year over year, deposit growth was nearly $13 million or about 6%, loan growth was approximately $65 million or 60%, and total assets grew $20 million or 8%. The Allowance for Loan Losses was $1.800 million at March 31, 2005 and represented 1.04% of outstanding gross loans at that date, as compared to $1.042 million and 0.96% of outstanding gross loans at March 31, 2004.

Basic earnings per share for the quarter ended March 31, 2005 were $0.06, as compared to the earnings per share of $0.00 for the same period of the prior year, and as compared to the earnings per share of $0.11 for the year ended December 31, 2004. Return on average equity was 2.62% and return on average assets was 0.28% for the first quarter of 2005, as compared to 0.13% and 0.01%, respectively, for the same period of 2004, and 1.22% and 0.12% for the year ended December 31, 2004.

LOAN GROWTH & CREDIT QUALITY
Gross loans increased $65 million when comparing March 31, 2005 to March 31, 2004. In addition, during the first quarter of 2005, loans grew by $13 million or 8% when compared to December 31, 2004.

The Bank had one 30-day past due loan as of March 31, 2005, and none during any of its previously reported periods. Further, there are no non-performing assets for the periods being reported or compared. In addition, approximately 12% of the Bank’s loan portfolio is government guaranteed, which has a very low incidence of a required allowance.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “Recruiting experienced bankers has allowed us to increase our deposit base while adding quality assets to the loan portfolio. This should position us for million dollars earnings improvement when comparing 2005 to 2004.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. A secondary stock offering in March, 2004 added approximately $16 million to the Company. The Bank currently has contributed capital of approximately $27 million and operates four branches, two in Reno, one in Incline Village, and one in Roseville, California. An approved branch office in the vicinity of Spanish Springs, Nevada is scheduled to open during the second quarter of 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:
Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer The Bank Holdings, or Nevada Security Bank Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada	Phone: 775-853-8600

FAX: 775-853-2068

Summary Selected Consolidated Financial
Data
	Quarter Ended	Quarter Ended March	Year Ended December
	March 31, 2005	31, 2004	31, 2004
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$3,366	$2,139	$10,536
Interest expense	$1,216	$817	$3,669

Net interest income	$2,150	$1,322	$6,867
Provision for loan losses	$214	$220	$764
Non — interest income	$146	$155	$420
Non — interest expenses	$1,905	$1,252	$6,242
Provision for income taxes (1)	$—	$—	$—

Net income (loss)	$177	$5	$281

Period End Data
Assets	$256,115	$236,058	$246,842
Loans, gross	$173,590	$108,719	$160,708
Securities	$65,404	$112,192	$69,128
Deposits	$220,001	$207,017	$188,341
Other borrowed funds	$8,000	$1,000	$30,500
Shareholders’ equity	$27,342	$27,415	$27,376
Non-performing assets (3)	$—	$—	$—
Average Balance Sheet
Assets	$252,283	$200,171	$233,439
Loans, gross	$165,040	$94,602	$122,454
Deposits	$207,301	$160,692	$199,305
Shareholders’ equity	$15,009	$15,009	$23,090
Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,800	$1,042	$1,586
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	1.04%	0.96%	0.99%
Net Charge-offs to average loans	$—	$—	$—
Per Common Share
Basic income (loss) per share	$0.06	$0.00	$0.11
Diluted income (loss) per share	$0.05	$0.00	$0.11
Book value per share	$9.20	$9.27	$9.21
Period end common shares outstanding	2,972,330	2,958,430	2,972,330
Weighted average shares outstanding	2,972,330	1,721,814	2,615,991
Financial Ratios
Return on average assets	0.28%	0.01%	0.12%
Return on average equity	2.62%	0.13%	1.22%
Net interest margin (2)	3.61%	2.79%	3.12%
Tier 1 leverage capital ratio	9.93%	11.16%	11.01%